EXHIBIT 1(b)

TO:               SCHWEBEL CAPITAL INVESTMENTS, INC.
                  10451 Mill Run Circle
                  Suite 400
                  Owings Mills, Maryland
                  21117, U.S.A.

RE:  $3,000,000.00 8% non-voting  subordinated  convertible  debenture financing
     arranged  by,  or  on  behalf  of,  Schwebel   Capital   Investments   Inc.
     ("Schwebel") for Noise Cancellation Technologies, Inc. (the "Issuer")
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In  consideration  of the  closing of the above  transaction  and other good and
valuable   consideration  (the  receipt  and  sufficiency  of  which  is  hereby acknowledged), the Issuer agrees as follows:


INCREASE IN CAPITAL AND POSSIBLE FURTHER FINANCING

After the Closing Date of the above financing, the Issuer will use its best efforts to carry out such action, steps and proceedings, eg. Approvals of Board of Directors (before the Closing Date) and Shareholders (as soon after May 1, 1997 as reasonably possible), SEC and so on, as necessary, as the case may be, to effect an increase in the authorized capital of the Issuer either by means of a simple increase or an increase in conjunction with at least a reverse 1:10 split of the Issuer's Common Stock as may be determined by the Board of Directors of the Issuer. In either event such increase will be in an amount reasonably sufficient to provide for the further financing described in the next sentence.

Upon the completion of the said increase in capital, "Schwebel" shall have the right to arrange further financing by "Schwebel" for the Issuer of up to $15,000,000 debentures, on the same terms and conditions as those in the financing set out above. If the Issuer, acting reasonably, believes that such further financing is not in its best interests at that time, then "Schwebel", in lieu of such right, shall have a first right of refusal on any debenture or convertible preferred stock financing by the Issuer thereafter for a period of one year from May 1, 1997 or the date of the increase in capital whichever is later.


FEES PAYABLE

1. If capital is raised as a result of introductions made by Alexander, Wescott & Co., Inc. the Issuer will pay on the closing date the following to be pro-rated if there is more than one closing:
a. 7% of the capital raised to be paid in cash to Alexander, Wescott & Co., Inc.;

b. $15,000 to Gowling, Strathy & Henderson for Schwebel's lawyers' fees and disbursements;

c. 4% of the capital raised to be paid to Schwebel in cash; and d. $1,500 to Mellon Bank FSB for acting as Escrow Agent of which $70 will be paid by each of Schwebel and Gowling, Strathy & Henderson.

2. If the capital is raised other than by introductions made by Alexander, Wescott & Co., Inc. the Issuer will pay on the closing date the following to be pro-rated if there is more than one closing:

a. to Schwebel, 10% of the gross principal amount of the capital raised to be paid on the closing date by 5% cash and 5% Common Stock of the Company at a value per share equal to 90% of the closing bid price of the Common Stock on the closing date.
b. $15,000 in the aggregate to Gowling, Strathy & Henderson for Escrow Agent's fees and disbursements and for Schwebel's lawyers' fees and disbursements.

THIRD PARTY RIGHT OF FIRST REFUSAL

The offering by the Issuer described herein and all obligations of the Issuer contemplated hereunder are subject to the right of first refusal of the "Buyers" under a certain Securities Purchase Agreement dated April 8, 1996 between the Issuer and the "Buyers" as defined therein.

SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

DATED at Linthicum, Maryland, this 10th day of December, 1996.

                                   NOISE CANCELLATION TECHNOLOGIES, INC.


                                   Per:     /s/ STEPHEN J. FOGARTY
                                            --------------------------
                                            Stephen J. Fogarty
                                            Senior Vice-President
                                            and Chief Financial Officer

BK-RE Doc #:20797-1
December 5, 1996

                          INTRODUCTION TO ARRANGE FUNDS

TO:      Alexander, Wescott & Co., Inc.
         63 Wall Street, 21st Floor
         New York, New York
         10005

RE:  $3,000,000.00 8% non-voting  subordinated  convertible  debenture financing
     arranged  by,  or  on  behalf  of,  Schwebel   Capital   Investments   Inc.
     ("Schwebel") for Noise Cancellation Technologies, Inc. (the "Issuer")

--------------------------------------------------------------------------------

In   consideration   of  Two  Dollars   ($2.00)  and  other  good  and  valuable
consideration (the receipt and sufficiency of which is hereby acknowledged):

Schwebel hereby introduces you to the Issuer for the purpose of you arranging the funds and acting as the exclusive selling agent in accordance with the Term Sheet attached hereto as Schedule "A" and the list of fees attached hereto as Schedule "B", provided that the fees payable to Schwebel and others shall in all events be payable as provided in Schedule "B".

Dated at Owings Mills, Maryland, this 10th day of December, 1996

                                      SCHWEBEL CAPITAL INVESTMENTS, INC.

                                      Per: /s/ JACK SCHWEBEL
                                          ---------------------
                                          Name:  Jack Schwebel
                                          Title:  President

The undersigned hereby each acknowledge, receipt of a copy of, and the contents of this Introduction to Arrange Funds.

Dated at Linthicum, Maryland, this 10th day of December, 1996

                                NOISE CANCELLATION TECHNOLOGIES, INC.

                                Per: /s/ STEPHEN J. FOGARTY
                                     ----------------------
                                     Name:  Stephen J. Fogarty
                                            Senior Vice President
                                            Chief Financial Officer

Dated at New York, New York this 10th day of December 1996

                                      ALEXANDER, WESCOTT & CO., INC.

                                      Per: /s/ ROBERT L. BROWN
                                           -------------------------
                                           Name:  Robert L. Brown
                                           Title:
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